UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2011

IFLI ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-21134	04-2893483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Gateway Boulevard, Suite 220, Boynton Beach, FL	33426
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(877) 647-2367

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 11, SimplePons, Inc., a wholly owned subsidiary of IFLI Acquisition Corp., leased approximately 3,200 square feet of office space from an unaffiliated third party under the terms of a three year agreement. Under the terms of the lease which commences on the earlier of January 1, 2012 or such time as the necessary data communication lines have been installed in the premises, the annual base rent and SimplePons’ share of the operating expenses will range from approximately $57,000 in year one to approximately $59,000 in year three.

We currently expect that we will relocate our principal executive offices to this new space in December 2011.

A copy of the lease agreement is filed as Exhibit 10.6 to this Current Report.

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2011, we entered into new five year employment agreements with each of Messrs. John and Miller which superseded their prior agreements with our subsidiary, SimplePons, Inc. We have engaged Mr. John to serve as our President and Chief Executive Officer and we have engaged Mr. Miller to serve as our Vice President - Chief Operating Officer. In addition, during the term of these agreements each of Messrs. John and Miller shall serve as members of our board of directors. Under the terms of these agreements, we agreed to pay each of them an annual salary of $100,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $125,000, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $150,000. Each executive is also entitled to an annual bonus of at the discretion of our board of directors. Each of these executive officers is also entitled to participate in all benefit programs we offer our employees. The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum at the date of termination and all granted but unvested options are immediately vested.

We have also entered into a five year employment agreement with Mr. Martin Scott, our Chief Financial Officer, which is effective November 16, 2011. Under the terms of this agreement, we agreed to pay Mr. Scott an annual salary of $70,000 for the period commencing on the effective date and ending on December 31, 2012, and thereafter for the period commencing on January 1, 2013 and ending on December 31, 2013, a base salary at an annual rate $87,500, and thereafter for the period commencing January 1, 2014 until the end of the term of this agreement, a base salary at an annual rate of $109,375. He is also entitled to an annual bonus of at the discretion of our board of directors. Mr. Scott is also entitled to participate in all benefit programs we offer our employees. The agreement, which contains an automatic yearly renewal provision, contains customary confidentially provisions. Mr. Scott’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all granted but unvested options are immediately vested. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his then base salary and bonus through the date of termination together with one years’ salary payable in a lump sum on the date of termination and all granted but unvested options are immediately vested.

The employment agreements with each of Messrs. John, Miller and Scott are filed as Exhibits 10.7, 10.8 and 10.9, respectively, to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.6	Form of Office Lease Agreement dated November 11, 2011 by and among ATC Realty One, LLC and SimplePons, Inc.
10.7	Executive Employment Agreement dated November 16, 2011 by and among IFLI Acquisition Corp. and Brian S. John
10.8	Executive Employment Agreement dated November 16, 2011 by and among IFLI Acquisition Corp. and Richard A. Miller
10.9	Executive Employment Agreement dated December 1, 2011 by and among IFLI Acquisition Corp. and Martin Scott

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFLI ACQUISITION CORP.

Date: November 17, 2011	By:	/s/ Marty Scott
Marty Scott, Chief Financial Officer